ARTICLES OF MERGER
                                       OF
                        UPGRADE INTERNATIONAL CORPORATION
                                       AND
                           UPGRADE OF WASHINGTON INC.

     Pursuant to the provisions of RCW 23B.11.050, the following Articles of Merger are executed for the purpose of merger Upgrade International Corporation, a Florida corporation (the "Disappearing Corporation"), with and into Upgrade of Washington Inc., a Washington corporation (the "Surviving Corporation") and a wholly-owned subsidiary of Upgrade International Corporation (the "Constituent Corporations") .

     1. The Agreement and Plan of Merger, attached hereto as Exhibit A, was approved, adopted, certified, executed and acknowledged by the shareholders of the Disappearing Corporation and the Surviving Corporation.

     2. The Agreement and Plan of Merger was submitted and unanimously approved by the Board of Directors of the Disappearing Corporation on July 11, 2000. On August 21, 2000, the Agreement and Plan of Merger was submitted and duly approved by the shareholders of the Disappearing Corporation pursuant to Chapter 607 of the Florida Statutes. The total number of votes entitled to be cast were 19,264,217 with 9,927,325 or 51.53% voting for the merger and 14,610 or .08% voting against the merger, which vote was sufficient for approval of the shareholders of the Disappearing Corporation.

     3. The Agreement and Plan of Merger was submitted to and unanimously approved by the Board of Directors of the Surviving Corporation on July 11, 2000. The sole shareholder of the Surviving Corporation approved the Agreement and Plan of Merger on July 11, 2000. The total number of votes entitled to be cast were 1,000 with 1,000 voting for the merger and zero (0) voting against the merger, which vote was sufficient for approval of the shareholder of the Surviving Corporation.

     4. The Articles of Incorporation of the Surviving Corporation shall, at the Effective Time of the Merger, be amended as follows:

     Delete  ARTICLE  I  and  replace  it  with  the  following:

          The  name  of  the corporation is "Upgrade International Corporation."

and, as so amended, shall be the Articles of Incorporation of the Surviving Corporation until the same shall be further altered, amended or repealed as therein provided.

     5. The executed Agreement and Plan of Merger is on file at the principal executive offices of the Surviving Corporation located at 1411 Fourth Avenue, Suite 629, Seattle, Washington 98101. A copy of the Agreement and Plan of Merger will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of the Constituent Corporations.


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     6.     Pursuant  to the provision of the Florida Statutes Chapter 607.1109, the Surviving Corporation is deemed to have appointed the Secretary of State of the State of Florida as its agent for service of process in a proceeding to enforce any obligation or the rights of dissenting shareholders of the Disappearing Corporation. The address where copies of process may be sent by the Secretary of State of the State of Florida is as follows:

                                   Odgen Murphy Wallace, P.L.L.C.
                                   1601 Fifth Avenue, Suite 2100
                                   Seattle, Washington 98101
                                   Attn:  James L. Vandeberg

Dated  this ____day  of _____________, 2000.

UPGRADE  INTERNATIONAL  CORPORATION


-----------------------------------

By     Daniel  S.  Bland
   --------------------------------

Its     President  and  Secretary
   --------------------------------


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State  of  Washington     )
                          )  ss
County  of  _________     )


On  ______________, 2000, personally appeared before me, a Notary Public, Daniel
S.  Bland  who  acknowledged  that  he  executed  the  above  instrument.


                                           _____________________________________
                                           Notary  Public


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